UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Commercial Metals Company

(Exact name of registrant as specified in its charter)

Delaware	75-0725338
(State of incorporation or organization)	(IRS Employer Identification No.)

6565 MacArthur Blvd Irving, TX	75039
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 001-04304

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the information set forth in the Registration Statement on Form 8-A filed by Commercial Metals Company (the “Company”), with the Securities and Exchange Commission on August 1, 2011 (including the exhibits thereto, the “Form 8-A”).

Item 1. Description of Registrant’s Securities To Be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

On December 6, 2012, the Company entered into a First Amendment (the “Amendment”) to the Rights Agreement, dated as of July 30, 2011, between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent (the “Rights Agreement”).

As a result of the Amendment, the rights to purchase Series B Junior Participating Preferred Stock of the Company (the “Rights”) pursuant to the Rights Agreement expired at 5:00 p.m. (Dallas, Texas time) on December 6, 2012 (the “Final Expiration Date”), and the Rights Agreement effectively terminated as of such time.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 2 hereto and is incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the descriptions and full text of the Rights Agreement attached as Exhibit 1 to the Form 8-A, which is incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description of Document

1	Rights Agreement, dated as of July 30, 2011, between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent, which includes the Form of Rights Certificate as Exhibit 2 (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on August 1, 2011).

2	First Amendment to Rights Agreement, dated as of December 6, 2012, between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 7, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COMMERCIAL METALS COMPANY

Date: December 7, 2012	By:	/s/ Ann J. Bruder
	Name:	Ann J. Bruder
	Title:	Senior Vice President of Law, Government Affairs and Global Compliance, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Document

1	Rights Agreement, dated as of July 30, 2011, between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent, which includes the Form of Rights Certificate as Exhibit 2 (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on August 1, 2011).

2	First Amendment to Rights Agreement, dated as of December 6, 2012, between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 7, 2012).

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